Exhibit 10.13
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of September 28, 2009, by and between RailAmerica, Inc., a Delaware corporation (the “Company”), and Scott G. Williams (“Executive”). Where the context permits, references to “the Company” shall include the Company and any successor of the Company.
W I T N E S S E T H:
     WHEREAS, the Company and Executive previously entered into a Management Shareholder Agreement, dated June 12, 2008 (the “Original Agreement”), pursuant to which Executive serves as Senior Vice President and General Counsel of the Company;
     WHEREAS, upon the consummation of the initial public offering of the Company’s common stock (the “Effective Date”), the Company and Executive mutually desire to terminate the Original Agreement and enter into this Agreement, which sets forth the terms and conditions of Executive’s employment as of the Effective Date.
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:
     1. SERVICES AND DUTIES. Executive shall continue to serve as Senior Vice President and General Counsel of the Company and in such position shall have the duties, responsibilities and authority commensurate with the status of an individual holding such position in a company similarly situated to the Company and shall render services consistent with such position. In all cases, the Executive shall be subject to the supervision and authority of, and shall report to, the Chief Executive Officer of the Company. While employed by the Company, Executive agrees to devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries, subject to periods of vacation and sick leave to which he is entitled pursuant to this Agreement and in accordance with the Company’s policies in effect at such time. Notwithstanding the foregoing, nothing herein shall preclude Executive (A) so long as Executive delivers advance written notice to the Company, from participating in or serving on the board of directors or similar governing body of charitable, religious, social or educational organizations in so far as such participation or service does not unreasonably interfere, individually or in the aggregate, with Executive’s performance of his obligations to the Company or (B) so long as Executive obtains advance written approval from the Company (which such approval shall not be unreasonably withheld), from participating or serving on the board of directors or similar governing body of a for-profit entity in so far as such participation or service does not unreasonably interfere, individually or in the aggregate, with Executive’s performance of his obligations to the Company, or (C) from participating or serving on the board of directors or similar governing body of one public company, in so far as such company is not a competitor of the Company and such participation does not reflect negatively on the Company. Schedule A hereto sets forth each such board on which Executive serves as of the Effective Date, which such participation has been approved of by the Company. Executive agrees to discharge his duties diligently, faithfully and in the best interests of the Company. Notwithstanding the foregoing or anything else contained in this Agreement, the Company retains the right to terminate

Executive’s employment at any time for any reason or no reason (and whether or not for Cause (as defined below)).
     2. EMPLOYMENT TERM. Unless Executive’s employment shall sooner terminate pursuant to Section 5 of this Agreement, the Company shall employ Executive under the terms of this Agreement for the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each (each, an “Extended Term”), unless Executive or the Company, as the case may be, at least sixty (60) days prior to the expiration of the Initial Term or any Extended Term, provides written notice to the other of its intention not to renew this Agreement. The period during which Executive is employed pursuant to this Agreement, including any Extended Term in accordance with the preceding sentence, shall be referred to as the “Term.”
     3. COMPENSATION.
          (a) Base Salary. As compensation for Executive’s services to the Company, the Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) at an initial rate of $243,763 per year (pro-rated for any partial year). The Base Salary shall be paid to Executive in accordance with (and at such times as provided by) the usual payroll practices of the Company in effect from time to time. The Base Salary may be increased (but not decreased other than pursuant to an across-the-board reduction that applies to all employees or solely to senior executives of the Company) in the sole discretion of the Board of Directors of the Company (the “Board”).
          (b) Annual Bonus. In addition to the Base Salary, Executive shall be eligible to receive a performance bonus (“Annual Bonus”) in respect of each calendar year in which Executive is employed hereunder based upon the achievement of performance targets established in the sole discretion of the Company. The exact amount of the Annual Bonus payable to Executive in respect of a calendar year, and whether to pay a bonus at all, shall be at the sole discretion of the Company. In order to be eligible to receive payment of an Annual Bonus, Executive must be an active employee at, and not have given or received notice of termination, resignation or retirement of employment (including for Good Reason (as defined below)) prior to, the time of payment of such Annual Bonus, which shall be paid in accordance with (and at such time as) the usual bonus payroll practices of the Company in effect at such time.
          (c) Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.
     4. BENEFITS AND PERQUISITES.
          (a) Welfare Benefits; Paid Time Off. While employed by the Company, Executive will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs maintained from time to time for the Company’s employees, in accordance with the terms thereof in effect from time to time, on a basis no less favorable than other senior management employees of the Company. For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of the Company or any of its Affiliates (if applicable) to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law. Notwithstanding any other policy, plan or program of the Company, the Executive shall be entitled to not less than four weeks of paid vacation per calendar year, which may be carried over one year to the extent not used in any given calendar year.
          (b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.
     5. TERMINATION. Executive’s employment shall be terminated at the earliest to occur of the following: (i) the end of the Term; (ii) the date on which the Board delivers written notice that Executive is being terminated for “Disability” (as defined below); or (iii) the date of Executive’s death. In addition, Executive’s employment may be earlier terminated (1) by the Company for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (2) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; (3) by Executive for “Good Reason” (as defined below), effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company; or (4) by Executive without Good Reason at any time, effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company.
          (a) For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than: (i) any accrued but unpaid Base Salary; (ii) any accrued but unused paid time off, (iii) reimbursement for any business expenses properly incurred by Executive prior to the date of termination in accordance with Section 4(b) hereof; and (iv) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination (collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) days after the date of termination (other than Base Salary, which shall be payable as provided in Section 3(a) hereof).
          (b) Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause or by Executive for Good Reason, then Executive shall be entitled to the Accrued Benefits payable as provided in Section 5(a) hereof and upon Executive’s execution and non-revocation of a general release of claims in a form satisfactory to the Company (the “Release”) within thirty (30) days following the date of termination (or such longer period as may be required by applicable law for the effectiveness of the release), a lump sum amount payable within sixty (60) days following the date of termination (provided, that the Release is executed and not revoked prior to the payment date) equal to (i) two (2) times Base Salary as of the date of termination plus (ii) Executive’s target Annual Bonus for the year of termination, if any (or, if there is no target Annual Bonus for the year of termination or if the Annual Bonus paid to Executive in respect of service for the full fiscal year preceding the date of termination is greater than such target Annual Bonus, the Annual Bonus paid to Executive in respect of service for the full fiscal year preceding the date of termination) multiplied by a fraction the numerator of which is the number of days in the year of termination that Executive was employed by the Company and the denominator of which is 365. Notwithstanding anything herein to the contrary, if (A) Executive breaches any of the restrictive covenants set forth in Section 6 hereof and (B) the Company provides Executive with written notice of such breach, the Company shall not be required to pay any amount pursuant to Section 5(b)(ii) and the Company shall have the right to require Executive (and any heir, representative, successor or assign of Executive) to repay any amount previously paid to Executive pursuant to Section 5(b)(ii).
          (c) Voluntary Resignation by Executive without Good Reason; Termination upon Death or Disability. If Executive voluntarily resigns his employment without Good Reason, or if Executive’s employment is terminated by reason of Executive’s death or Disability, in lieu of any other payments or benefits, Executive (or Executive’s beneficiary or estate, as applicable) shall be entitled to the Accrued Benefits only.
          (d) Expiration of Term. For the avoidance of doubt, upon the expiration of the Term, the parties’ obligations hereunder, other than with respect to the provisions set forth in Sections 6, 8 and 9 hereof, shall expire.
          (e) Definitions. For purposes of this Agreement:
          “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
          “Cause” means (i) Executive commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company, any subsidiary of the Company, or any Affiliate of the Company (excluding the Company and its subsidiaries) that engages Executive as an employee or consultant (collectively, “Affiliated Engagers”), including, but not limited to, falsifying any documents or agreements (regardless of form); (ii) Executive materially violates any rule or policy (A) for which violation an employee may be terminated pursuant to the written policies of the Company or any subsidiary reasonably applicable to such an employee, (B) which violation results in damage to the Company or any subsidiary or (C) which, after written notice to do so, Executive fails to correct within a reasonable time; (iii) Executive materially violates any rule or policy of any Affiliated Engager applicable to Executive which violation results in material damage to such Affiliated Engager or which, after written notice to do so, Executive fails to correct within a reasonable time; (iv) other than solely due to Disability, Executive willfully breaches or habitually neglects any material aspect of Executive’s duties assigned to Executive by the Company or any of its subsidiaries or any Affiliated Engager, which assignment was reasonable in light of Executive’s position with the applicable entity (all of the foregoing duties, “Duties”); (v) other than solely due to

Disability, Executive fails, after written notice from, as applicable, the Company or any of its subsidiaries or an Affiliated Engager, adequately to perform any applicable Duties and such failure is reasonably likely to have a material adverse impact upon such entity or its operations; provided, that, for purposes of this clause (v), such a material adverse impact will be solely determined with reference to Executive’s applicable Duties and his annual compensation, or consultant compensation, as applicable; (vi) Executive materially fails to comply with a direction from the Chief Executive Officer of the Company, the Board or a senior officer or the board of directors of any subsidiary of the Company or any Affiliated Engager with respect to a material matter, which direction was reasonable in light of Executive’s position with the applicable entity; (vii) while employed by or providing services to the Company or any of its subsidiaries, and without the written approval of the Board, Executive performs services for any other corporation or person which competes with the Company or any of its subsidiaries or otherwise violates Section 4 hereof, or, while performing services for any Affiliated Engager, without the written approval of such Affiliated Engager, Executive takes any action which violates any restrictive covenant contained in any agreement between Executive and such Affiliated Engager, (viii) Executive is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; (ix) Executive engages in any other action that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard Executive knew or reasonably should have known, adopted in good faith by the Board or the board of directors of any of the Company’s subsidiaries from time to time but prior to such action or condition; or (x) any willful breach by Executive of his fiduciary duties as a director of the Company or any of its subsidiaries or any Affiliated Engager. In the event that there is a dispute between Executive and the Company as to whether “Cause” for termination exists: (1) such termination shall nonetheless be effective and (2) such dispute shall be subject to arbitration in Jacksonville, Florida using the commercial rules of the American Arbitration Association.
          “Disability” means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days after receipt of written notice of the Board’s determination under this clause (ii).
          “Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by Executive (which written notice must be delivered within thirty (30) days following the date Executive becomes aware of the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (i) any material reduction in Executive’s title, duties, authorities, or responsibilities; (ii) any material breach by the Company of any agreement between the Company and Executive; (iii) any failure by the Company to pay Executive the Base Salary or Annual Bonus when required to be so paid pursuant to the terms of this Agreement; (iv) any material reduction in the Base Salary (including, once the Executive’s Base Salary is increased, any material reduction in the Executive’s Base Salary below such increased amount) other than, in each case, an across-the-board reduction that applies to all employees or solely to senior executives of the Company; (v) during the one (1) year period following any “Change in Control” (as defined in the RailAmerica, Inc. 2009 Omnibus Stock Incentive Plan), the failure of any successor to the Company (if any), whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in a writing delivered to Executive, the obligations of the Company under this Agreement, provided that Executive was willing and able to execute a new contract providing for the same terms and conditions as those in this Agreement and to continue providing services to the successor upon such terms and conditions; (vi) any relocation of Executive’s principal place of employment to a location more than fifty (50) miles outside the Jacksonville, Florida metropolitan area; or (vii) the delivery of a notice of non-renewal by the Company pursuant to Section 2 of this Agreement.
          (f) Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position that Executive then holds as an officer of the Company or as an officer or director of any of the Company’s subsidiaries or Affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.
          (g) Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 of this Agreement until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 5(g) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during his employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.
     6. COVENANTS. By virtue of Executive’s employment with the Company, Executive acknowledges that, during the period of his employment with the Company, he shall have access to trade secrets and other valuable confidential business and professional information, knowledge and data relating to the Company and its Affiliates and their respective businesses, will meet and develop relationships with prospective and existing suppliers, financing sources, clients, customers and employees of the Company and its Affiliates and will receive extraordinary or specialized training in the short-line railroad business.
          (a) Noncompetition; Nonsolicitation. Executive agrees that during the period of his employment with the Company or any of its subsidiaries and for the one (1) year period immediately following termination of such employment for any reason or no reason, Executive shall not:
               (i) directly or indirectly (whether as principal, agent, independent contractor, partner, member, manager, officer, director or otherwise) own, manage, operate, control, participate in, perform services for, make any investment in or otherwise carry on, any business engaged in the operation of short-line railroads anywhere in North America that has revenues of at least $200 million per year; or
               (ii) directly or indirectly engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or its Affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or an Affiliate, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or an Affiliate or any person who within six (6) months before had been a nonclerical employee of the Company or an Affiliate and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or
               (iii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier, client or customer of the Company or any subsidiary of the Company to terminate such agency or business relationship with the Company.
Nothing contained in this Agreement shall limit or otherwise affect the ability of Executive to own not more than one percent (1.0%) of the outstanding capital stock of any entity that is engaged in a business competitive with the Company or any of its subsidiaries, provided, that such investment is a passive investment and Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.

          (b) Disparaging Comments. Executive agrees that during the period of his employment with the Company or any of its subsidiaries and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or any of its subsidiaries or Affiliates, or after termination of his employment relationship with the Company or any of its subsidiaries or Affiliates, make any comments concerning any aspect of the termination of their relationship. The Company agrees that during the period of the Executive’s employment with the Company or any of its subsidiaries and thereafter, members of the Company’s senior management shall be prohibited from making disparaging or defamatory comments regarding the Executive or, after termination of the Executive’s employment relationship with the Company or any of its subsidiaries, and from making any comments concerning any aspect of the termination of their relationship. The obligations of the parties under this subsection shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or an Affiliate. For purposes of this Section 6, “the Company” refers to the Company and any incorporated or unincorporated Affiliates, including any entity which becomes Executive’s employer as a result of any transaction, reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from an Affiliate to accept employment with such Affiliate.
          (c) Confidentiality. Executive agrees that during the period of his employment with the Company or any of its subsidiaries and thereafter, Executive will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its Affiliates, and their respective businesses, including any confidential information as to customers of the Company and its Affiliates (i) obtained by Executive during employment by the Company or its Affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, Executive will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law. Upon termination of employment with the Company and its Affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an Affiliate, Executive or a third party) relating to the Company, an Affiliate or any of their businesses or property which Executive may possess or have under Executive’s direction or control other than documents provided to Executive as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company or any of its Affiliates with regard to Executive’s employment or severance.
          (d) Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its Affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.
     7. SECTION 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a “Change in Control” (as defined in the RailAmerica, Inc. 2009 Omnibus Stock Incentive Plan) or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its subsidiaries or Affiliates making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero).
     8. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, Affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

     9. GENERAL.
          (a) Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier service. Any notice or other communication shall be deemed given on the date of delivery or on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service. All such notices or communications shall be delivered to the recipient at the addresses indicated below:
To the Company:
RailAmerica, Inc.
7411 Fullerton Street
Suite 300
Jacksonville, Florida 32256
Attention: General Counsel
To Executive:
at the address as it appears in the Company’s books and records or at such other place as Executive shall have designated by notice as herein provided to the Company.
          (b) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.
          (c) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and Executive. As of the Effective Date, this Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof (including Sections 1 and 11 of the Original Agreement) provided, that, if the initial public offering of the Company’s common stock is not consummated, this Agreement shall be null and void and any existing agreements between the Company and Executive with respect to the subject matter hereof shall remain in full force and effect. Executive represents that he is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.
          (d) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

          (e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.
          (f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.
          (g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.
          (h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.
          (i) Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.
          (j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.
          (k) Jurisdiction. Executive hereby irrevocably consents and agrees that any legal action, suit or proceeding against him with respect to his obligations or liabilities or any other matter under or arising out of or in connection with this Agreement (other than as set forth in the definition of “Cause” in Section 5(e) hereof) shall be brought in the United States District Court for the Middle District of Florida or in the courts of the State of Florida, and, by execution and delivery of this Agreement, Executive, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Executive’s address set forth in this Agreement.
          (l) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          (m) Attorney Fees. Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.
          (n) Cooperation. Executive agrees that, subsequent to any termination of his employment, he will continue to cooperate with the Company in the prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Executive’s possession or control arising out of his employment in a reasonable time, place and manner.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

RAILAMERICA, INC.

By:	/S/ Paul Lundberg
	Name:	Paul Lundberg
	Title:	Senior Vice President and Chief Operations Officer

EXECUTIVE

/S/ Scott G. Williams

Scott G. Williams
[Signature Page to Employment Agreement]

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